CERTIFICATE OF OWNERSHIP
                        MERGING COOL ENTERTAINMENT, INC.
                           INTO E-TREND NETWORKS, INC.
                         PURSUANT TO SECTION 253 OF THE
                        DELAWARE GENERAL CORPORATION LAW
                                       AND
                               ARTICLES OF MERGER
                      PURSUANT TO SECTION 7-111-105 OF THE
                        COLORADO BUSINESS CORPORATION ACT

COOL ENTERTAINMENT, INC., a corporation organized and existing under the laws of Colorado (the "Corporation") DOES HEREBY CERTIFY:

FIRST: That it was organized pursuant to the provisions of the Colorado Business Corporation Act on June 17, 1996.

SECOND: That it owns all of the outstanding shares of the capital stock of E-TREND NETWORKS, INC., a corporation organized pursuant to the provisions of the Delaware General Corporation Law on January 2, 2001 (the "Subsidiary").

THIRD: That its Board of Directors at a meeting held on December 22, 2000 determined to merge the corporation into said Subsidiary and did adopt the following resolutions:

          RESOLVED, that this Corporation merge itself into the Subsidiary, which corporation assumes all of the obligations of the Corporation; and it is

          FURTHER RESOLVED, that the terms and conditions of the merger are as follows:

          Upon the effective time of the merger, the stock of the Subsidiary shall be issued pro rata to the holders of the stock of the Corporation as follows: each 100 shares of common stock of the Corporation issued and outstanding immediately prior to the effective time shall be changed and converted into one fully paid and nonassessable share of common stock of the Subsidiary.

          Each holder of shares of the Corporation's common stock who would otherwise have been entitled to receive a fraction of a share of the Subsidiary's common stock shall receive, in lieu thereof, cash in an amount equal to such fractional part of a share of the Subsidiary's common stock, multiplied by the market value of such common stock.

          Further, (i) each option to buy a shares of common stock of the Corporation granted and outstanding immediately prior to the effective time shall be changed and converted into an option to buy one one-hundredth of a share of common

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          stock of the  Subsidiary;  and (ii) each share of common  stock of the
          Subsidiary issued and outstanding immediately prior to the effective date shall be cancelled.

          The Certificate of Incorporation and Bylaws of the Subsidiary shall be
          the  certificate  of   incorporation   and  bylaws  of  the  surviving
          corporation.

FOURTH: That this merger has been adopted by the holders of at least a majority of the outstanding shares of stock of this Corporation, being sufficient for approval, at a meeting duly called for the purpose, and has been approved, certified, executed, and acknowledged by this Corporation in accordance with the laws of Colorado.

FIFTH:    The  effective  date of the merger  shall be February 21, 2001 at 6:00
          p.m.,   Eastern  Standard  Time,  which  date  complies  with  Section
          7-111-104(5) of the Colorado Business Corporation Act.

IN WITNESS WHEREOF, this certificate and articles of merger have been executed by the parties to the merger.

COOL ENTERTAINMENT, INC.                    E-TREND NETWORKS, INC.
a Colorado corporation                      a Delaware corporation


By:/S/WILLIAM J. HADCOCK                    By:/S/ WILIAM J. HADCOCK
   ---------------------------------           ---------------------------------
   William J. Hadcock, President               William J. Hadcock, President

ATTEST:                                     ATTEST:


By:/S/MARC BELCOURT                         By:/S/ MARC BELCOURT
   ---------------------------------           ---------------------------------
   Marc Belcourt, Secretary                    Marc Belcourt, Secretary